Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-210525) of our report dated March 14, 2018 relating to the financial statements of United States Commodity Index Funds Trust (the “Trust”) and certain series of the Trust, including United States Commodity Index Fund (the “Fund”) as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 and the effectiveness of the internal control over financial reporting of the Trust and certain series of the Trust, including the Fund, as of December 31, 2017, which appear in this Annual Report on Form 10-K of United States Commodity Index Funds Trust for the year ended December 31, 2017.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 14, 2018